UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 10/A

(Amendment No. 6)

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

LIFEPOINT HEALTH, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	20-1538254
(State of Incorporation Or Organization)	(IRS Employer Identification No.)

330 Seven Springs Way Brentwood, Tennessee 37027
(Address of Principal Executive Offices)

(615) 920-7000

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class To be Registered	Name of Each Exchange On Which Each Class is to be Registered
Common Stock, par value $.01 per Share	NASDAQ Global Select Market

Securities to be registered pursuant to Section 12(g) of the Act: None

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  (See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act) (Check one).

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

The undersigned registrant hereby amends and/or supplements the following items, exhibits or other portions of the Application for Registration on Form 10 (File No. 000-29818) filed with the Securities and Exchange Commission by the Company on December 11, 1998, as amended on March 15, 1999, April 5, 1999, April 19, 1999, April 27, 1999 and February 25, 2009 for its Preferred Share Purchase Rights (the “Form 10”), among other securities, as follows:

Item 11 Description of Registrant’s Securities Registered

On September 21, 2015, the Company entered into Amendment No. 1 (the “Amendment”) to the Amended and Restated Rights Agreement (the “Rights Agreement”), dated as of February 25, 2009, between the Company and American Stock Transfer & Trust Company, LLC, as rights agent. The Amendment accelerates the expiration date of the Rights Agreement from February 25, 2019 to September 21, 2015, such that, as of 5:00 p.m. New York City time on September 21, 2015, the Series A Junior Participating Preferred Stock purchase rights (the “Rights”) will expire and no longer be outstanding and the Rights Agreement will terminate and be of no further force or effect.

The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.1 and incorporated herein by reference.

Item 15 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
4.1

Amended and Restated Rights Agreement by and between LifePoint Health, Inc. and American Stock Transfer & Trust Company, LLC, dated as of February 25, 2009 (incorporated by reference from exhibits to the LifePoint Health, Inc. Current Report on Form 8-K dated February 25, 2009, File No. 000-51251).

4.2

Amendment No. 1 to Amended and Restated Rights Agreement by and between LifePoint Health, Inc. and American Stock Transfer & Trust Company, LLC, dated as of September 21, 2015 (incorporated by reference from exhibits to the LifePoint Health, Inc. Current Report on Form 8-K dated September 21, 2015, File No. 000-51251).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

LIFEPOINT HEALTH, INC.

	By:	/s/ Paul Gilbert
		Name:	Paul Gilbert
		Title:	Executive Vice President and Chief Legal Officer

Dated: September 21, 2015

EXHIBIT INDEX

Exhibit No.	Description
4.1

Amended and Restated Rights Agreement by and between LifePoint Health, Inc. and American Stock Transfer & Trust Company, LLC, dated as of February 25, 2009 (incorporated by reference from exhibits to the LifePoint Health, Inc. Current Report on Form 8-K dated February 25, 2009, File No. 000-51251).

4.2

Amendment No. 1 to Amended and Restated Rights Agreement by and between LifePoint Health, Inc. and American Stock Transfer & Trust Company, LLC, dated as of September 21, 2015 (incorporated by reference from exhibits to the LifePoint Health, Inc. Current Report on Form 8-K dated September 21, 2015, File No. 000-51251).